Exhibit 23.9

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-105853 of The News Corporation Limited on Form F-4 and this Amendment No. 1 to Registration Statement No. 333-105851 of Hughes Electronics Corporation on Form S-4 of our report dated July 30, 2002 (October 18, 2002 as to Notes 26, 28, 30 and 31) of British Sky Broadcasting Group plc appearing in the Current Report on Form 6-K of The News Corporation Limited which was filed on May 20, 2003 and to the reference to us under the heading “Experts” in these Registration Statements.

/s/ DELOITTE & TOUCHE

London, England

July 24, 2003